Exhibit 99.2

Final Transcript

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Conference Call Transcript

BIG - Q1 2008 Big Lots, Inc. Earnings Conference Call

Event Date/Time: May. 29. 2008 / 8:00AM ET

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Final Transcript
May. 29. 2008 / 8:00AM ET, BIG - Q1 2008 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

 Tim Johnson
 Big Lots, Inc. - VP Strategic Planning & IR

 Steve Fishman
 Big Lots, Inc. - Chairman & CEO

 Joe Cooper
 Big Lots, Inc. - SVP & CFO

CONFERENCE CALL PARTICIPANTS

 Charles Grom
 JPMorgan - Analyst

 David Mann
 Johnson Rice - Analyst

 Patrick McKeever
 MKM Partners - Analyst

 John Zolidis
 Buckingham Research - Analyst

 Joan Storms
 Wedbush Morgan - Analyst

 William Keller
 FTN Midwest - Analyst

 Jeff Stein
 Soleil Securities / Stein Research - Analyst

 PRESENTATION

Operator

 Ladies and gentlemen, welcome to the Big Lots first quarter 2008 teleconference. During this session, all lines will be muted until the question-and-answer portion of your call. (OPERATOR INSTRUCTIONS) At this time, I would like to introduce today's first speaker, Vice President of Strategic Planning and Investor Relations, Tim Johnson.

 Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

 Thanks, Anthony, and thank you, everyone, for joining us for our first quarter conference call. With me here in Columbus today are Steve Fishman, our Chairman and CEO, Joe Cooper, Senior Vice President and Chief Financial Officer, and Chuck Haubiel, Senior Vice President Legal and Real Estate and General Counsel.

We appreciate you joining us this morning a little earlier than normal. As many of you may be aware, our annual meeting of shareholders is scheduled to begin at 9:00 a.m., so we will do our best to keep our comments brief and allow sufficient time for Q&A.

Before we get started I would like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties and are subject to our safe harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements.

As discussed in detail in this morning's press release, our results include discontinued operations as well as an item included in last year's Q1 continuing operations that was not directly related to the Company's on going operations. Therefore, we have provided supplemental non-GAAP information for first quarter that excludes this item. A presentation of the most directly comparable financial measures calculated in accordance with GAAP and a reconciliation between the GAAP financial measures and the non-GAAP financial measures are also included in our press release, which is posted on our website at www.biglots.com under the "Investor Relations - Press Releases" caption. We believe that these non-GAAP financial measures should facilitate analysis by investors and others who follow our financial performance.

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Final Transcript
May. 29. 2008 / 8:00AM ET, BIG - Q1 2008 Big Lots, Inc. Earnings Conference Call

In the supplemental non-GAAP disclosures the item excluded from last year's Q1 continuing operations represents hurricane insurance proceeds recovered from claims filed during fiscal 2005. The proceeds resulted in net income of $2.4 million or $0.02 per diluted share for the first quarter of fiscal 2007.

Since we do not view discontinued operations or the hurricane proceeds as relevant to the ongoing operations of the business, the balance of our prepared comments will be based on results related to continuing operations on a non-GAAP basis as adjusted in the supplemental schedules. With that I would like to turn it over to Steve.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Thanks and good morning, everyone. I want to take just a couple minutes and talk about the quarter and provide an update on our WIN strategy initiatives.

From a sales perspective, I was pleased with the first quarter. Our 3.4% comp against a strong 4.9% comp from a year ago exceeded our expectations that we gave you back in March. As we indicated in our sales release, approximately 1.5% to 2% of the comp was related to a large furniture closeout deal and a drugstore liquidation deal. Excluding the sales on those deals and the sales on the Osco deal from a year ago, our comps would have been up in the 1.5% to 2% range, which represents a pretty significant change in trend coming off of the back half of 2007 when the comps were slightly negative. We offered the customer a much better assortment in Q1, featuring better brands and better quality goods, which I believe was largely responsible for our results.

Our Consumables business was strong again in the first quarter, with comps up in the high single-digits. Across the category, whether it was Food, HBC, Household Chemicals, Paper or Pet, our business was good. This is particularly encouraging when you think about the drugstore liquidation deal which probably had some cannibalization effect against our Consumables business. The deal is not part of the Consumables comp, but instead is in a separate category called other in our quarterly filings.

As we talked about in March, we experienced a healthy bounce back in our Furniture business during Q1. Furniture comps were also up in the high single-digits against the low double-digit comp from a year ago. Much like Consumables, this is particularly encouraging when you think about the large Furniture closeout deal, which probably had some cannibalization effect against our day-in and day-out Furniture business. The deal is not part of our Furniture comp, but instead is in a separate category. All of the components of the Furniture business experienced growth in Q1, but I'm particularly encouraged by our Case Goods business where the customer has positively responded to the newness. However, the Mattress business remains the strongest part of Furniture. Our day-in and day-out business with Serta was supplemented by impactful closeout deals, which were featured in our advertising and did very well.

Seasonal comps were up in the low single-digits in Q1. The collaboration between our merchant team and our dedicated sourcing group overseas has resulted in us delivering higher quality goods and customers seem to be responding. I'm just as excited about the deals that we are getting in some of our smaller businesses, like Apparel, Lingerie, and others. Again, small in scale but provide a nice pop in our advertising when we can put a Hanes deal or a Marvel deal on the front cover and drive customers to our stores.

We were more challenged in a couple of other businesses. Our Hardlines business was down, but up against some pretty strong numbers from a year ago, particularly in Electronics where you will remember that our comps were up some 30% plus, driven by great availability and sales of TVs. Performance in Electronics has improved as we started Q2 with TVs and digital cameras in this week's ad circular and the $3 DVD assortment that's now back in inventory and doing well.

Our Home category continued to struggle, but I want to say I am encouraged in a couple of the areas where we have started to see some positive movement, particularly in Food Prep where the team may be a little further along in executing the strategy. We are in hopes that the Home Event that we've recently delivered will have some positive impact on this business.

So the comps in Q1 were good and maybe just as impressive was our inventory position exiting the quarter. Inventories were down 8% per store, with most categories below last year and our inventory turns were at record highs for a first quarter. Our merchant and planning teams are managing the flow and have held open-to-buy to chase deals as they become available. I know this will be a question in Q&A so I will just address it now. The deal environment is good, more vibrant in some areas than others, but overall very good. The amount of phone calls we are getting has picked up a little bit, but what we are seeing is deeper or bigger deals than we normally might have seen in the past. It is really not clear to me that it is because there's more inventory out there or if the deals are bigger because we are doing a better job developing relationships with our vendor partners and helping them understand how we can do more business together. I think our vendor summits have helped in this regard, but I also believe that in this challenging environment, vendors are looking to quality, investment grade companies that they know are going to pay on time and they may be looking to make just one phone call to a Company like us who can take the whole deal.

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Final Transcript
May. 29. 2008 / 8:00AM ET, BIG - Q1 2008 Big Lots, Inc. Earnings Conference Call

So that's a quick merchandising overview. From a strategic perspective, we have also remained incredibly focused on the elements of our WIN strategy as well. From a real estate perspective, Chuck and I were at the ICSC Real Estate Convention earlier this month. It is probably not an event that most CEOs attend, but as the CEO of this Company I felt it was important to look across the table at our real estate partners and let them know how serious we are about real estate and opening new stores. Also from a real estate perspective, our store retrofits for the year are moving ahead on schedule and will be completed in the next few weeks.

We remain vigilant on the cost structure, which has been and will continue to be a key component of our success. I know there remains some skeptics out there on how we are doing this and if it can continue, but inside the four walls here in Columbus I can tell you that each executive "feels the heat". Across the organization, all areas are contributing. The Furniture distribution center consolidation, which will be a new key driver of efficiency in the second half of this year, is on track. We are ramping up furniture receipts in four of our five closeout distribution facilities and the Columbus Furniture distribution center operation will start to wind down over the next few weeks.

While cost structure will always be a major focus, I'm not sure that there's a good enough understanding on the street as to how much we are also investing in the future of this business. We talked about the rollout of our new store register systems and the SAP implementation as just another initiative. But please understand that these are significant investments in the future of this business. Approximately $75 million between the two of them and an unbelievable amount of investment of human capital from our IT and Stores teams and really all areas of the business. I think sometimes, since these types of initiatives have gone smoothly for us to date, that we tend to gloss over them. But I want to say to the whole team out there working on this that you are doing incredible work.

At Big Lots we take accountability very seriously, whether it is these two IT initiatives, the cost structure, real estate or delivering great value in merchandising, each member of the team of over 38,000 associates has a very clear understanding of what success looks like and when they get there, we celebrate it and reward them for it. For Q1, EPS of $0.42 is something that none of us would have dreamed of three years ago when this process started. Just a couple of quick stats and then I will turn it over to Joe. Q1 EPS of $0.42 and a 5.1% operating profit rate. Three years ago before we started, Q1 EPS was $0.07 and a 1.2% operating profit rate; amazing work in such a short period of time. Q1 was also the sixth consecutive quarter of record EPS performance for this business, a string of records that began with Q4 in 2006. Last March we detailed for you a three year long range plan. Sitting here today, our guidance suggests that we have a chance to achieve all of these goals in two years, not three years as originally anticipated. And the good news is that we know that we can still drive improvement from here. The execution plan is working and we are laser focused on our strategic initiatives. With that I will turn it over to Joe.

Joe Cooper - Big Lots, Inc. - SVP & CFO

Thanks, Steve, and good morning, everyone. Sales for the first quarter were $1.152 billion compared to $1.128 billion for the first quarter last year. Comparable store sales increased 3.4% against a 4.9% comp increase last year.

Walking down the P&L, the first quarter gross margin rate of 40.3% was 70 basis points higher than last year's rate of 39.6%. The improvement was principally due to improved initial markup, lower in-bound freight costs due to our initiatives, and finally, lower shrink results related to physical inventories taken and recorded in fiscal 2008.

From an SG&A perspective, our Q1 rate was 100 basis points lower than last year. Leverage for the quarter was achieved through first, operational improvements in store payroll and distribution and transportation. Improved inventory flow and efficiencies gained from strategic initiatives were only partially offset by higher fuel costs. Second, as expected overall depreciation expense was $3 million lower than a year ago. The timing of how Capex will be invested throughout 2008 will narrow this gap in future quarters, as our total Capex spend for the year will increase meaningfully compared to a year ago. Additionally our advertising spend was down for Q1. This is timing related as we expect that total advertising dollars will be relatively flat year-over-year. And finally, our out performance in sales at a 3.4% comp versus our 1% to 2% expected comp has a meaningful impact on leverage. For two reasons, first you are leveraging your fixed costs at that point, and then second, we experienced only a low level of flex on expenses to support sales above our original plan. Partially offsetting this leverage was higher bonus related expenses due to record Q1 earnings.

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Final Transcript
May. 29. 2008 / 8:00AM ET, BIG - Q1 2008 Big Lots, Inc. Earnings Conference Call

As a result, a 3.4% comp, improved gross margin rate, and SG&A leverage drove first quarter 2008 operating profit dollars to $58.2 million. That's versus $38.6 million last year, an increase of 51% for the quarter. Our Q1 operating profit rate at 5.1% of sales was up 170 basis points compared to 3.4% of sales last year.

Net interest expense was $1.4 million for the quarter compared to net interest income of $2.9 million last year. This change is directly related to the repurchase of $750 million of Company stock during March, 2007 through February, 2008.

Our tax rate for the first quarter of fiscal 2008 was 39.2% compared to 35.7% last year. You may recall that last year's rate was unusually low due to the release of certain valuation allowances related to capital loss carryovers.

For the first quarter of fiscal 2008 we reported income from continuing operations of $34.5 million, or $0.42 per diluted share, compared to income from continuing operations on a non-GAAP basis of $26.7 million, or $0.24 per diluted share, a year ago.

Our Q1 result of $0.42 per share was above the high end of our guidance which called for earnings of $0.30 to $0.35 per share. If you were looking at the high end of our communicated guidance, the favorability resulted from first, our Q1 sales comp of 3.4% was above the high end of our guidance and accounted for approximately $0.04 of favorability. Second, a higher gross margin rate resulted in approximately $0.03 of favorability. Finally, the SG&A efficiencies associated with a higher comp were essentially offset by higher bonus expense due to the record performance in the quarter.

Turning to the balance sheet, our total inventory ended the quarter at $725 million, down $73 million or 9% compared to last year. Lower inventory resulted from an 8% decline in average store inventory and a 1% decline in overall store count.

Cash flow, which we define as cash provided by operating activities less cash used in investing activities, was $41 million for Q1 compared to cash outflows of $9 million last year. The $50 million increase in cash flow was due to increased earnings and lower inventory levels, partially offset by higher capital expenditures. The cash flow generated was used to complete our $150 million share repurchase program as we ended the first quarter with debt of $165 million or essentially where we began fiscal 2008. We are comfortable with this level of debt and have plenty of liquidity under our $500 million credit facility. We expect to generate sufficient cash this year to be able to pay off the debt by the end of the fiscal year.

Capital expenditures totaled $18.3 million for the first quarter, up $10.3 million compared to the first quarter of last year, primarily related to the investments toward our SAP implementation and the continued rollout of our new POS register systems. Depreciation expense for the quarter was $18.8 million or $3 million lower than last year due to the runoff of fully depreciated assets, including a portion of the significant store remodeling programs from five years ago which related to the company-wide name change to Big Lots.

During the first quarter, we opened two new stores and closed one store, leaving us with 1,354 stores and total selling square footage of 28.9 million.

During the first quarter of fiscal 2008, the Company completed its $150 million share repurchase program by repurchasing $37 million or 2.2 million shares at a weighted average price of $17.28 per share. In total for the $150 million program, we purchased 9.2 million shares at a weighted average price of $16.38 per share.

Moving on to guidance, for the second quarter, comp sales are forecasted up in the 1% to 2% range against a 5.2% comp increase last year. This expectation is slightly higher than our original thought process and anticipates that the better than expected trends in our core business experienced in Q1 will continue into Q2. Additionally, many of you will recall that we are up against a significant home furnishings deal from last year that added 2% to our comps in Q2 of 2007. We expect that the incremental sales from additional inventory purchases related to our Q1 drugstore liquidation deal as well as our Home Event planned in Q2 will essentially offset last year's home furnishings deal from a comp perspective.

Q2 earnings are estimated to be in the range of $0.21 to $0.25 per diluted share, compared to $0.20 per diluted share last year on a non-GAAP basis. The operating profit rate is expected to be flat or slightly up compared to a year ago based on a gross margin rate that is forecasted to be flat or slightly down to last year and slight leverage in SG&A. In fact, SG&A leverage is expected to be at its lowest level of the year in Q2. From a gross margin rate perspective, we estimate that improvements in IMU will be offset by the higher markdowns planned for the promotional cadence of the drugstore liquidation deal and the Home Event.

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Final Transcript
May. 29. 2008 / 8:00AM ET, BIG - Q1 2008 Big Lots, Inc. Earnings Conference Call

Given the strength of our Q1 results and the expectation that these sales trends will continue into Q2, we have increased our guidance by $0.10 for the full year and now expect income from continuing operations for fiscal 2008 to be in the range of $1.80 to $1.90 per diluted share compared to our original guidance of $1.70 to $1.80 per share. This represents a 28% to 35% increase over last year's income from continuing operations of $1.41 per diluted share on a non-GAAP basis.

For the full year of fiscal 2008, we now expect comparable store sales will increase approximately 2% compared to our previous guidance of 1% to 2%. Further, we estimate the gross margin rate will be slightly up to last year and the SG&A rate is anticipated to be in the range of 34.3% to 34.5% or 20 to 40 basis points below last year. At this level of comp and EPS, the operating profit rate is expected to be in the range of 5.3% to 5.5%.

Given the increase in EPS guidance, we now expect to generate $185 million of cash flow, up from prior guidance of $175 million.

Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

Thanks, Joe. Anthony, we would like to go ahead and open up the lines for questions at this time.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) The first questions comes from Charles Grom.

Charles Grom - JPMorgan - Analyst

Thanks, good morning. Joe, just a question on the comp guidance. Looks like on a two year basis you are modeling a little bit of acceleration but on your prepared comments you are saying that the Q2 view you have given us is a little bit higher than the original expectations, just wondering if you can reconcile that and in the process give us a little bit of color maybe on how the first few weeks of May are trending.

Joe Cooper - Big Lots, Inc. - SVP & CFO

The original thought process, Chuck, was with the home event deal that was so successful last year in the second quarter, we did expect the second quarter comp to be lower than the first quarter comp. That was our original guidance. Now, going through the first quarter we clearly outperformed our original expectation, so we did raise the second quarter comp slightly to reflect that trend in the business.

Charles Grom - JPMorgan - Analyst

Okay. So as I read into that maybe May has continued the first quarter trend?

Joe Cooper - Big Lots, Inc. - SVP & CFO

Well, clearly we take into consideration the trends quarter to date when we are giving this guidance. So, certainly May sales to date are consistent with the guidance we are communicating today.

Charles Grom - JPMorgan - Analyst

 Okay.

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Final Transcript
May. 29. 2008 / 8:00AM ET, BIG - Q1 2008 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

Chuck, this is T. J., just a little bit of additional color there. I think what we were focused on is when you look at the first quarter comp of 3.4%, and again, we did have two deals in that comp, so if you take those into account, on a two year basis our comps were up around about 7%, which is really where we're forecasting Q2 at this point, kind of midpoint of that guidance. When you look at a 1% to 2% on top of a 5.2%, your trends are pretty similar coming out of first quarter.

Charles Grom - JPMorgan - Analyst

 Okay. That's helpful, thanks. My second question would be just you're taking up your free cash flow, your inventories are in great shape, just wondering the appetite to maybe establish a new buyback, stock buyback plan given that you are going to generate close to $200 million in free cash this year. Thanks.

Joe Cooper - Big Lots, Inc. - SVP & CFO

At this point, this is Joe again. At this point we have got $165 million in debt at the end of the quarter. As we have said, the cash flow for the year we expect to be sufficient to pay down that debt. Certainly, that's something that we can discuss with the board as the year goes along, but at this point we have no plans nor no approval for an incremental share repurchase plan.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

You know, Chuck, it is Steve too. As you well know and a number of us have had this discussion, the market really likes investment grade retailers today and we have done, I think, with the support of our board of directors, who have just been spectacular, really done a pretty good job over the last 18 months of taking a tremendous amount of the stock, rightly so at a great value, out and returning it to the shareholders. If we saw that that opportunity existed we would never say no to anything. We have always been very consistent to say whether it is a stock buyback, whether it is looking at opening new stores, whether it's making investments in anything that may come up, we have an open to receive. But I think we have been very patient and very conscious and hopefully intelligent in the way we've proceeded to do it. And I think to utilize the cash flow this year and get back out of debt probably right now and combine that with hopefully the consistent trends in our business is probably real wise for us right this second.

Charles Grom - JPMorgan - Analyst

Great. Thanks very much.

Operator

The next question comes from the line of David Mann.

David Mann - Johnson Rice - Analyst

Yes. Thank you, good morning. In terms of gross margin, obviously the first quarter you put up some pretty strong improvement, yet for the year it looks like only a modest uptick in your guidance for gross margin. So can you reconcile that a little bit, especially given that I guess shrink was better for you versus when you came into the quarter?

Joe Cooper - Big Lots, Inc. - SVP & CFO

Yes, I think, what I will, David, this is Joe. What I will address is really the trend from first quarter to second quarter. Clearly the first quarter up 70 basis points and the second quarter we are calling flat to slightly down. We said a number of quarters now that our focus is on gross margin dollars and not rate and you have heard that many times And from time to time, the gross margin rate can and will be lumpy depending on the deals and the timing of the deals. With that said, the Q1 rate benefited from three key items that we talked about in the release this morning, the IMU was higher across all major merchandising categories, that smarter buying by our merchants and an environment where availability and pricing really have allowed us to be more selective on the deals that we can go after.

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Final Transcript
May. 29. 2008 / 8:00AM ET, BIG - Q1 2008 Big Lots, Inc. Earnings Conference Call

Next, now believe it or not, our inbound freight costs were down slightly in Q1 and that is despite the rising costs of diesel fuel. The initiative we've had in place now, it is almost a year, it will lap the middle of the second quarter, where we have changed the mix of carriers, we do a much better job of consolidating loads, that's really benefited. Unfortunately with diesel prices up some 20% since the beginning of this year, the benefit was not as big as originally anticipated. And finally, the shrink results from the stores inventoried in the first quarter were better than originally anticipated, so that benefited Q1, that won't carry over into Q2. Now that we start looking at the second quarter, as I mentioned we will anniversary the inbound freight savings in the middle of the second quarter and we believe the bulk of that benefit will be offset by even higher prices in the cost of fuel.

And we see the IMU benefits continuing into the second quarter based on our inventory position and how our on-order status looks right now. However, offsetting that IMU we are anticipating higher markdown rates than a year ago. This is where the lumpiness starts coming into play. The timing of our anticipated glide path and ownership of the Home Event that is hitting the stores, that hit the stores in the last couple of weeks, that's going to result in more markdowns than a year ago. Also the timing of our mark out of stock on the first drugstore deal will start occurring in the second quarter. So, that is going to result in markdowns and on top of that, the anticipated glide path of the new drugstore merchandise delivered over the last two weeks will also generate some markdowns. Don't misunderstand me, we like these types of deals but that's promotional business. That's really what's happening to the markdown rate in the second quarter.

David Mann - Johnson Rice - Analyst

Great. Great. That's very helpful. And just one follow-up on the, on Q2 sort of deal flow, obviously you have known about Pier 1 for a while. You have got this drugstore deal that's expanding. Given your liquidity and I guess, Steve, your comments about the marketplace and possibly more bigger deals, should we begin to expect that there are some other bigger deals that will hit during second quarter?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

If they were, David, I wouldn't tell you.

David Mann - Johnson Rice - Analyst

I'm not asking for the brand. It is more of a function of it would seem like at this point in time you would know, you would probably have some deals done that could hit.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Well, I think there's a couple of things. The Home sale that you are really seeing in the store is really something that, let me answer it this way. We really like big deals and you know that. They create excitement and they represent brand and significant savings to us and we can advertise them in the front of the store and hopefully generate some buzz with our customers. We have known for the last year that we are up against significant volume. In the second quarter, as an example, because of the deal that we did last year and what we can't do is assume that something may show up even though I have told you many times before, I can get a telephone call tomorrow and we are somewhere in the United States negotiating a deal and two or three weeks later something like that can come in.

The Jennifer Farrell event, or the Home Event as we are calling it, really along with the drugstore liquidation deal that was successful in the first quarter and is growing into the second quarter we hope are going to be strong enough to offset what we did last year. From a strategic standpoint, this is going to be our attempt to engineer a big deal for promotions and generate excitement. What these goods are is higher quality goods, we source them overseas, we are importing them ourselves, and we are sourcing them at costs that are going to allow us to follow a glide path. You have heard me talk about the glide paths and I think you understand it. Many of the guys understand that now, that it is similar to some of the other deals. We are going to take markdowns. We are going to generate buzz in our stores. It is the first time we are doing this and I think we are going learn a lot from it.

But hopefully this type of engineered deal is something we can lean a lot from and apply it to future deals in future quarters. With that said, we have had some phone calls on some deals that I really don't want to talk about and can't talk about from a competitive nature, that you might expect to see in some of our preprints going into June and July in names that you haven't seen before, but continue to reinforce great brand values and strategies that really our customers and hopefully new customers continue to come to us for.

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Final Transcript
May. 29. 2008 / 8:00AM ET, BIG - Q1 2008 Big Lots, Inc. Earnings Conference Call

David Mann - Johnson Rice - Analyst

Steve, thanks. We will look forward to seeing them in the stores.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Okay. Thanks.

Operator

Next question comes from the line of Patrick McKeever.

Patrick McKeever - MKM Partners - Analyst

Thanks, good morning everyone.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Morning, Patrick.

Patrick McKeever - MKM Partners - Analyst

Hi. Stimulus, are you expect -- the economic stimulus plan and the tax rebate checks are you expecting any benefit to sales from that in the second quarter.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Yes, the quick answer really, Patrick, is I don't know and we don't anticipate any, to be quite honest with you. We have made a conscious decision and we chosen not to cash the rebate checks and made a decision not to offer any particular discounts or promotions aimed at these rebate checks. It is just not our business. We are a closeout retailer. We are in the day-in, day-out, great price, great value relationship with prices that are meaningfully below our competition. Do I think that there's going to be some benefit to retailers and Big Lots from these checks? Probably, but I think it is anyone's guess and probably pretty quite frankly difficult to put an accurate prediction ahead of time on how much we are going to get and how much we are going to be able to take part in that.

You see the surveys and you see the current thinking of a lot of other recipients, thinking that some of the checks are there and people are stocking up on groceries and consumables and our business is strong there, but it has been strong there and there's some people who say people are going to splurge on big ticket items and that's our business today. We are continuing to advertise and promote and offer bigger ticket items and we are having success with that. A lot of people are going to pay down debt, which is what they're really supposed to be doing. The reality is get us through the second quarter and I may have a little bit better feeling for it. But it is not something we specifically are going after that consumer.

Patrick McKeever - MKM Partners - Analyst

Okay. Thanks, Steve. How about another big topic of the day, inflation on product cost, especially as it relates to merchandise that is sourced in Asia.

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Final Transcript
May. 29. 2008 / 8:00AM ET, BIG - Q1 2008 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman & CEO

That's real, that's very real and it is interesting, Patrick, because I hear on different conference calls different people have a perspective on it. It is very real. It is really happening. It is affecting the cost of anything that you are importing, particularly from China. We have gone through the economics before. There's inflation, the devaluation of the dollar against the RMB, the fact that salaries overseas have changed dramatically, the fact that the VAT tax or the rebate that manufacturers overseas had been given have been substantially reduced or taken away, there are absolute real cost pressures coming in from overseas. With that said, we are doing everything in our power to create greater and greater value and change merchandise content as we go along. There is no such thing as absorbing those costs and I don't think there's a retailer in the United States that's absorbing those costs.

You are seeing real price increases for the first time in a long time on product. And we have the same pressures domestically from particularly the consumer type companies when it comes to HBC, food, chemicals, plastic-related things. Leggett & Platt continues to raise steel prices, which is a function of the parts that are put together inside of our mattress businesses. But we are working with the guys who are our vendor partners in this and we are recreating great value and we are going to continue to be more competitive than we have to be across all aspects of the business. But we are very conscious of it and we are very systematic about where we are taking price increases because it is a reality. I mean people don't want to sell you. You can say no to any manufacturer you want to, but at the end of the day they will say just fine we are not going to ship you. Creating value is what our business is all about in relationship to what other people are doing. They have the same cost increase pressures that we do. So we are just trying to be real smart about it.

Patrick McKeever - MKM Partners - Analyst

I'm assuming that the dynamic is a little bit different on the closeout side of the business.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

It is. We may be benefiting to a certain degree because of that. What is happening is as the manufacturers, particularly the consumer products people, are reengineering their product in the same vein as we are reengineering our product. They're changing the pack sizes. They are changing the compositions. They are changing the put ups in the packaging to be able to reengineer product and probably get the kinds of price increases that they need. But what is happening is that is generating closeouts for us on our end because they have to alleviate the old packaging, which just creates great value for us to be able to offer to our consumer.

Patrick McKeever - MKM Partners - Analyst

Got you. Okay. Thank you, Steve.

Operator

The next question comes from John Zolidis.

John Zolidis - Buckingham Research - Analyst

Hi, good morning.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Good morning.

John Zolidis - Buckingham Research - Analyst

A question on the SG&A. SG&A dollars actually increased versus the prior year and I think, excluding the quarter that had the extra week in it, that's the first time that SG&A dollars rose on a year-over-year basis since you began the initiative to reduce costs. I was wondering if you could talk about what's going on with SG&A, is there more opportunity there, why did it rise in Q1? And then can you also quantify, please, the ad spend dollars that you said shifted out of Q1? I assume that's in the SG&A line. Thank you.

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Final Transcript
May. 29. 2008 / 8:00AM ET, BIG - Q1 2008 Big Lots, Inc. Earnings Conference Call

Joe Cooper - Big Lots, Inc. - SVP & CFO

Well, yes, first the advertising spend is in SG&A and there is going to be some shifting of the ad spend between the year, between the quarters and the year, but as we said, it will be level.

Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

I think what Joe mentioned in his opening comments, John, was it was about $1 million and it is really out of first into fourth where we think it is going to be highly, highly competitive in an election year. In the fourth quarter we wanted to have a little bit of extra ammunition for the fourth. I'll kind of chime in on the first quarter and then ask Joe to add to it. First quarter dollars, SG&A dollars being up slightly ever so slightly year-over-year, when you look at our Q1 last year when you back out the insurance proceeds, that is the first slight increase that we've had in the last two to three years since we have been on this WIN strategy.

So although the leverage was 100 basis points over last year, factually that is true. The thing that I would point out is a couple of things that we talked about in our opening comments. First of all, record quarter for the business, obviously at the store level, the distribution center level, and hopefully at the end of the year at the general office level everyone will benefit from that in the form of higher bonuses given our comps exceeded plan. We have to recognize that expense now. And when you have a record quarter like we just finished, obviously first quarter was a much bigger part of the business than we would have originally anticipated or than it was last year.

Joe Cooper - Big Lots, Inc. - SVP & CFO

It was $24 million, sales were $24 million higher than last year. That's certainly going to drive part of that.

Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

That's when you look at comparisons to last year, that's going to be one that sticks out and was just enough to push us above last year. Again, on a per square foot basis, as we said, our comps were up 3.5% and on a per square foot basis SG&A was up slightly. That's a very strong model and something that I think we would be very happy to finish the year with or the next few quarters. That's a lot of leverage coming through the model.

Joe Cooper - Big Lots, Inc. - SVP & CFO

To answer the second part of the question, we clearly think that there's SG&A initiatives that we have in place to continue to drive down expense and we said before, and I think I said in my remarks, that we are relentless in that and it is far from over.

Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

I think that question has kind of been around now for a while and after all the work that was done in the beginning in 2005, the question was can we do it in 2006. We did it in 2006. The question became can you do it in 2007. We did it in 2007 and now here we are in the first quarter and we have done, we think, a very good job on the SG&A side again in 2008. But the question still remains. We understand that and that's where, again, inside the four walls here in Columbus, we know that the focus is on SG&A and the desire to drive that rate lower remains as strong now as when we started.

Operator

The next question comes from the line of Joan Storms.

Joan Storms - Wedbush Morgan - Analyst

 Hi, good morning. Good quarter.

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Final Transcript
May. 29. 2008 / 8:00AM ET, BIG - Q1 2008 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Thank you, Joan.

Joan Storms - Wedbush Morgan - Analyst

Let's see, I wanted to ask Steve in particular your comments in your overview discussion about going to the ICSC Real Estate Conference. I just wanted to get an update. I know that previously you have said you are not going to overpay for real estate. Has there been some change since the last conference call about what you are seeing out there in the marketplace and what your attitude might be?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

I think the answer is yes, but I think I indicated on the last conference call that we saw a crack in the armor of the real estate, the commercial real estate market. My intentions were multifaceted to go out to that show. One, to put my face in front of the real estate market and two, more importantly from my perspective, to understand and learn what's going on in the marketplace right now. I will be totally honest with you, we had this discussion yesterday and we will probably have it again today with the board during the board meeting, there are many people who are very excited about trying to understand and want to do business with us. And Chuck and I are personally working very hard at making that become a reality, not only on second and third tier real estate, which we have been known for and we traditionally are there for, but on potentially ground up real estate too, We actually have a couple of stores under roof right now, new construction, and had talked to a number of people who are motivated and want to potentially take a look at doing some more for us.

That does a lot of positive things for the future of this Company's business. And it puts us into positions and places where we haven't been able to get to before and clearly, as we try to understand and position this Company in the next five years to figure out how we want to build a store and where we want to build it and what kind of great competitors we want to have next to us for traffic purposes. That's number one. Number two, I think it was real positive for the real estate market out there to see me personally out there and to be able to ask me questions and talk about what they perceive to be and we perceive to be the really positive things happening with our business and how they can figure out how to partner up with us in what seems to be a somewhat distressed market right now. I still think and I want to make it very clear that it is going to take time and I think it is going to take time because there are a lot of other retailers that are distressed right now that are not out of business and there are a lot of retailers that have recently gone out of business.

And the major reason when you talk to any of the restructuring people who we have talked to, who we talk to constantly, is the assets that they had they overpaid for, which is real estate, which means these real estate landlords are going to have to understand that $16, $17, $18 a square foot for some of this real estate is just not going to be a reality in the near and the mid-term. And we are willing to pay a fair value for it, but not something that we can't get a return on our investment. The news is pretty consistent with what we said before, but we are encouraged and Chuck and I are going to be working really, really hard at taking a look at the balance of this year and what opportunities there are for the next couple of years, number one, and number two, this continued renegotiation and understanding of our existing portfolio.

We briefly mentioned last year we thought we would close 40, 45 stores and we closed 29 because of the renegotiations. Well, although most of the negotiations aren't going to occur until the third and the fourth quarter and we really can't, don't have anything to say about it right now, we are feeling pretty good that people want an investment grade type retailer who constantly and has never failed to pay a bill and a rent check and has done the kinds of things this Company has done to want them to be part of their real estate portfolio as they go forward. I feel pretty good about it, but only time will tell. It's always in our business time will tell.

Joan Storms - Wedbush Morgan - Analyst

That's encouraging. Thank you. And then just a quick update on the furniture consolidation into the other DCs.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Yes.

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Final Transcript
May. 29. 2008 / 8:00AM ET, BIG - Q1 2008 Big Lots, Inc. Earnings Conference Call

Joan Storms - Wedbush Morgan - Analyst

And I guess contract for.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Absolutely.

Joan Storms - Wedbush Morgan - Analyst

Is benefit in the second half. What are the challenges, if you are seeing any there, in doing that consolidation.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

So far none. It is we are really lucky. I hope I just didn't jinx us, but so far none. We have been pre-planning for it the last six months. We are winding down the balance of the Columbus distribution facility and we have been moving goods into four of our five closeout facilities. We still have the furniture facility in California and in the near-term we have no plans to make any changes there. But four out of the five distribution facilities have been taking furniture in and have been moving goods out to the stores and the only positive effect we hope we are going to continue to see is instead of two trucks, one furniture and one closeout a week, they will start to get one truck with furniture and closeout inventories all in one. So the efficiencies are really, hopefully, going to start happening in the second quarter but much more in the third and the fourth quarter. We are real encouraged by it.

Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

I think that's key, Joan. This is really a transportation initiative, the two trucks versus one truck, lower miles traveled and certainly in this environment where diesel is at record highs this is definitely a needed initiative. This is not meant to be headcount initiative or anything in that light. We are doing everything we can to place as many associates as possible. We have two buildings here on campus. You have been to our campus here, the furniture building is right here right next to the closeout building. We are doing everything possible to move people between buildings. It is not a headcount play, it is a transportation savings initiative.

Joan Storms - Wedbush Morgan - Analyst

Got it. Thank you, that was helpful.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Thanks, Joan.

Joan Storms - Wedbush Morgan - Analyst

Thank you.

Operator

The next question comes from the line of David Mann.

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Final Transcript
May. 29. 2008 / 8:00AM ET, BIG - Q1 2008 Big Lots, Inc. Earnings Conference Call

David Mann - Johnson Rice - Analyst

Yes, thank you. A couple of quick follow ups. On the inventory reduction in terms of how you ended the first quarter, how should we expect inventories to proceed over the rest of the year?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

David, I will answer that. Although it was great and we are working very, very hard at inventory turnover and we are consumed by it, I would have liked a little bit more inventory in some businesses, particularly the vibrant businesses that we are chasing. The really good news about that is where we were probably most underneath last year were in the businesses that are more challenged at this particular point. So from our perspective we are running an intelligent business, you don't want inventory in businesses that aren't moving. I don't think you can figure that we are going to have that kind of efficiency of 8% savings quarter to quarter going forward. And again, I don't know when we are going to get the next telephone call.

We absolutely will not try to manage a quarter or an end of a quarter to year-end business. If you will recall, we ended the year a little heavier than we wanted to because we had some of those deals. We had the furniture deal and we had the drugstore liquidation deal that we didn't plan on having. So as Joe has used the term before, slightly lumpy. I don't want to send a signal here, that doesn't mean that we are anticipating having a problem, we don't. But we are consumed with controlling our inventories and buying the inventory that's right and turning our inventory and out the door.

Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

I think, David, just for modeling purposes, quarter to quarter, as Steve mentioned and Joe mentioned, inventories can be lumpy and depending on when a deal lands et cetera, but throughout the year our guidance has been, and we have not changed it, a tenth of improvement in inventory turnover, that's about 3% improvement and we just gave comp guidance of 2%. You can do the math there that on average we will expect the inventories to be slightly down throughout the year. Again, throughout the year is what we manage. Unfortunately, you guys see at the end of each quarter, but throughout the year we would expect them to be slightly down. That's what's embedded in our guidance.

David Mann - Johnson Rice - Analyst

Great. Then one question on advertising. It is a meaningful piece in SG&A. As a percentage of sales it really hasn't moved that much over the last four or five years. Can you just talk about the opportunity there in terms of the effectiveness of circulars, how important they are to the business versus perhaps some opportunity in terms of moving away from TV and saving some money there.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Okay. Well, I will tell you right off the bat we are not going to move away from TV. In fact, I think I mentioned in the last quarter conference call that we were shifting media costs and probably as a percent to total, which was 60% print, 40% media, and media includes television and internet, to probably 55%/45% this year. We think that the branding, and hopefully you have seen some of the first quarter television promotions, we have had other people comment on them, has really been a benefit to us. You are going to see more of it into the second quarter. We are already done with back to school, although I'm clearly not going to share that with you, and Christmas is going be very, very, very important to us. We think that our television is really resonating not only with our customer base, but with new customers and that was really the charge. If you will recall it was spend the money, fix the print, have the right merchandise in it, get our core customer, who knows us very, very well and who knows us but is not shopping us very, very well, back into the store.

Once that is accomplished, which we feel like we have done, it is start to attack the customer who shops us, knows us but shops us infrequently and get them coming back into the store. We think that's what television is going to do for us. As a percent to total, although it's not gone up it hasn't gone down. Our marketing people have done an outstanding job at really controlling cost increases, because there are pressures across the board, just like there are on consumer products, on paper and on advertising, on distribution, and we have done a fabulous job at maximizing how we are operating the marketing of our business. We have spent some more money, although you don't see that, on the internet. And that, we think, is helping us an awful lot also in the same vein. We have 2.8 million going on 3 million Buzz Club members. We started that. We had 300,000 or 400,000. Our first goal was 800,000.

We are going to continue to communicate by getting the customer who knows us to shop us and communicate well with us. The other thing that we are real excited about, and we mentioned it a while ago and haven't mentioned it, is when those new register systems get in, there will be some things we are going to be capable of starting to do as we get into the back to school area and arena and communicating with them online and being capable of satisfying Buzz Club members in our store that we weren't able to do before. So we are constantly testing, we're moving, we're changing, and we are not going to spend any less in the near-term as a percent of total on marketing but the total dollar spend really hasn't changed at all. It is right around that $110 million, $107 million -- $105 million number. We are just getting a lot more out of it.

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Final Transcript
May. 29. 2008 / 8:00AM ET, BIG - Q1 2008 Big Lots, Inc. Earnings Conference Call

David Mann - Johnson Rice - Analyst

Very good. Thank you.

Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

Anthony, we are seeing two more hands up in the queue. What we would like to do is offer each of those individuals one question and then we really need to move on to our annual meeting of shareholders.

Operator

 Next question is from the line of William Keller.

William Keller - FTN Midwest - Analyst

Good morning. Thanks for taking my call. Just looking at the shrink again, the change on the first quarter, is any of that something that's on going or was that all sort of a one time pop? Thank you.

Joe Cooper - Big Lots, Inc. - SVP & CFO

That was just the results of the cycle counts, which we run a 12 month cycle that essentially we start our PIs in January and end them in April. So those are really a reflection of the, the physical inventories taken February through April. So that is not expected to continue. That is the end of the, the physical inventory cycle. does that answer your question, Bill?

William Keller - FTN Midwest - Analyst

Yes, thanks.

Operator

The last question comes from the line of Jeff Stein.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Hey, Jeff.

Jeff Stein - Soleil Securities / Stein Research - Analyst

I can't believe I got into the queue. I have been trying for an hour. Hey guys, how are you doing? This is not a quick question and if you have to go you have to go, but wondering what SAP does to your cost structure next year. In other words, how much embedded inflation will the implementation of SAP add to SG&A next year?

Joe Cooper - Big Lots, Inc. - SVP & CFO

Well, next year we will bring online the financial systems, the following year the inventory systems. But at this point, we have given the total cost of SAP to be $30 million to $35 million. We have given the Capex this year and next, but we really haven't put an '09 model out on the street yet, Jeff.

Jeff Stein - Soleil Securities / Stein Research - Analyst

Can I take one more quickly. You mentioned that there's not going to be a lot of SG&A leverage in the second quarter and wondering if you could just touch on that real quickly?

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Final Transcript
May. 29. 2008 / 8:00AM ET, BIG - Q1 2008 Big Lots, Inc. Earnings Conference Call

Joe Cooper - Big Lots, Inc. - SVP & CFO

Sure. Yes, the Q2 leverage it is lighter than any quarter in recent memory. And you start talking the trend of leverage throughout the year. We talked about it a little bit in the prepared remarks. But when you go back and look at history, Q2 is a quarter where we made the most progress in SG&A. So, it is really the most difficult comparison. Our SG&A rate is forecasted below 36%, where just three years ago it was at 42%. We -- on the call we isolated some efficiencies that we are not going to assume will recur in Q2. The first is the comp. We had a 3.4% comp in Q1. We gave guidance of 1% to 2% in the second quarter. Depreciation, the GAAP to LY, that's going to narrow as the year goes on. And as T.J. mentioned, ad spend, there's some shift between the first quarter to the last quarter, so the first quarter ad favorability is not expected to continue into the second quarter. Next I would say that later in Q2 we will start to anniversary some of the initiatives that drove significant leverage and that's really transportation that we start anniversarying in the middle of June.

Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

Yes, I think I want to stress here, Jeff, we are forecasting leverage for second quarter, even in the face of fuel costs that are at all-time high. We pay very close attention to diesel prices and what the EIA is forecasting and I don't know if most people realize it or not but diesel prices are forecast to be close to 50% up just to last year and last year was a high. So we are forecasting leverage despite that kind of pressure. The distribution and transportation team has been relentless on working with carriers, putting their business out to bid, looking at the mix of one way versus round trippers to try to offset what is some pretty incredible cost pressure and we are really happy to be able to do that.

I think additionally on top of that, as we talked about earlier in our prepared comments and Steve addressed it a little bit, we do have a little bit of a timing difference here in that the furniture initiative, or the distribution center consolidation, is really the bigger impact comes in the third and fourth quarter. So we are a little bit of a difference in terms of timing there. But I can't emphasize enough and Steve drives this point home everyday, that we have made a tremendous amount of progress. But we still do not believe that we are done.

Jeff Stein - Soleil Securities / Stein Research - Analyst

Great. Thanks a lot, Tim.

Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

Thanks, Jeff.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Thanks, everybody.

Jeff Stein - Soleil Securities / Stein Research - Analyst

Good luck.

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Final Transcript
May. 29. 2008 / 8:00AM ET, BIG - Q1 2008 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

Thank you, Anthony, and we look forward to talking to everybody at the end of the second quarter.

Operator

Ladies and gentlemen, a replay of this call will be available to you within the hour. You can access the replay by dialing 1-800-207-7077 and entering pin number 6298. Again that phone number is 1-800-207-7077, pin number 6298. Ladies and gentlemen, this concludes today's presentation, thank you for your participation. You may now disconnect.

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